Exhibit 99.1

          U.S. Physical Therapy Reports Strong Second Quarter Results;
                     Record Quarterly Revenues and Earnings


    HOUSTON--(BUSINESS WIRE)--July 29, 2004--U.S. Physical Therapy, Inc. (NASDAQ:USPH), a national operator of physical and occupational therapy outpatient clinics, today reported results for the second quarter and six-months ended June 30, 2004.
    U.S. Physical Therapy's net earnings, as reported, for the second quarter of 2004 were $2.3 million or $0.19 per diluted share. These figures include a pretax charge of $717,000 for severance to the Company's former CEO and fees for the recruitment of a new chief executive officer which are included in corporate office costs and a pretax gain of $444,000 primarily from the sale of a clinic. Excluding the charge and gain, reported net earnings for the second quarter of 2004 would have been $2.4 million or approximately $0.20 per diluted share.
    Livingston Kosberg, Interim Chief Executive Officer, said "We are pleased with the Company's second quarter results, yet there is still work to be done. The main focus of the board of directors and management is to make U.S. Physical Therapy into a significant health care services company with sustainable long term earnings growth."

    Second Quarter 2004 vs. Second Quarter 2003

    -- Net revenues rose 13.2 percent to $30.6 million, from $27.0 million, due to a 7.7 percent increase in patient visits to 307,000 from 285,000 in the prior year quarter, combined with a 5.1 percent increase from $92.64 to $97.33 in net patient revenues per visit.

    -- Earnings were $0.19 per diluted share for the second quarter 2004 as compared to $0.18 for the comparable prior year period. Net income for the quarter increased to $2.3 million from $2.2 million or 3 percent. Excluding the effect of a pretax charge to record severance and recruiting fees related to the resignation of the CEO of $717,000 and a pretax gain on sale of clinic assets of $444,000, earnings would have been $0.20 per diluted share.

    --  Clinic operating costs in the second quarter of 2004 were reduced to
        68.2 percent of net revenues compared to 69.0 percent a year ago because of staffing reductions made in 2004 and an increase in total visits. Average visits per day per clinic were 19.3 in the most recent period and 20.7 in the second quarter last year.

    -- Corporate office costs as a percentage of net revenues were 16.1 percent compared to 12.4 percent in the prior year quarter with the increase due primarily to the pretax charge of $717,000 for the CEO resignation. Excluding this charge, corporate office costs were 13.7 percent of net revenues.

    -- Same store visits for all clinics open for one year or more were down approximately 1 percent. The net rate per visit for those clinics increased approximately 5 percent resulting in a same store revenue increase of 4.4 percent as compared to the second quarter of 2003.

    Six Months Ended June 2004 vs. Six Months Ended June 2003

    -- Net revenues rose 13.2 percent to $58.9 million, from $52.0 million, due to an 8.6 percent increase in patient visits to 598,000 and a 4.3 percent increase in net patient revenues per visit to $96.44.

    -- Earnings per share decreased 6.1 percent to $0.31 per diluted share from $0.33 in the prior year period. Net income decreased to $3.8 million from $4.0 million or 4.7 percent. Excluding the effect of the second quarter charge and gain described above, earnings would have been $0.32 per diluted share.

    --  Clinic operating costs were 71.1 percent of net revenues for 2004 and
        70.0 percent for the prior year period. Average daily visits per clinic for the two periods were 19.0 and 20.7, respectively.

    -- Corporate office costs were 14.5 percent of net revenues versus 12.5 percent one year earlier. Excluding the effect of the second quarter pretax charge, corporate office costs as a percentage of net revenues would have been 13.3 percent of net revenues.

    -- Same store revenues increased 5.8 percent for the six month period on an increase in same store visits of 1.4 percent and a net rate increase of
        4.3 percent.

    Mr. Kosberg stated, "U.S. Physical Therapy is in the midst of a transition that began last fall with the hiring of a new Chief Financial Officer and a new Chief Operating Officer. The management team then developed an action plan to improve operating results and increase profits, which was initiated in the spring of 2004. During the first and second quarters, new internal reporting systems were developed and several major initiatives were implemented. The next step in this process will be the hiring of a new Chief Executive Officer."
    Chris Reading, Chief Operating Officer, stated, "Included in this action plan were new marketing plans, renegotiation of payor contracts, a heightened focus on reducing patient cancellation rates, better scheduling management and in some clinics staffing reductions were made to improve staff-to-volume efficiencies. Average daily visits per clinic improved from 18.7 in the first quarter this year to 19.3 in the second quarter and the Company's net reimbursement rate per visit increased from $95.49 to $97.33. Concurrently we were able to reduce clinic operating salaries and related costs per visit from $50.35 to $47.17."
    Larry McAfee, Chief Financial Officer, noted, "The positive impact of those actions is reflected in U.S. Physical Therapy's second quarter results. Payroll and fixed expenses measured as a percent of revenue have been cut, patient visits per full time equivalent (FTE) employee have improved and cancellation rates have been reduced, all of which has lead to an improvement in operating margins."
    Mr. McAfee continued, "Cash and cash equivalents grew $3.4 million or 18.6 percent during the second quarter to $21.9 million. As of June 30th, cash and equivalents represented 36.8 percent of total assets. During the quarter the last of the Company's convertible subordinated notes were exchanged by holders for stock resulting in U.S. Physical Therapy now having virtually no funded debt."
    Mr. Kosberg stated that, "With the recent management change, the decision has been made that the Company will again focus on traditional partner and profit sharing arrangements and will deemphasize opening as many company stores. U.S. Physical Therapy was built by de novo clinic development through partnering with outstanding physical and occupational therapists; it is our lifeblood. Partner locations typically require less management time, have a faster ramp up, higher average patient visits per clinic and are more profitable than company stores." With this change, management now anticipates that the Company will open 38 to 43 clinics in 2004 rather than 45 to 50 previously projected. The Company opened 12 clinics, closed one clinic and sold one clinic during the second quarter resulting in 254 clinics as of June 30, 2004.
    This press release contains non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. The attached financial summary contains a schedule which reconciles these measures to the most directly comparable GAAP measures. These non-GAAP financial measures may be considered in addition to, not as a substitute for the financial measures prepared in accordance with GAAP (generally accepted accounting principles).
    U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time on Thursday, July 29 to discuss the Company's second quarter 2004 results. Interested parties may participate in the call by dialing 888-694-4676 or 973-935-8511 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days at this website.

    Forward-Looking Statements

    This press release contains forward-looking statements (often using words such as "believes," "expects," "intends," "plans," "appear," "should" and similar words), which involve numerous risks and uncertainties. Included among such statements are those relating to opening of new clinics, availability of personnel and reimbursement environment. The forward-looking statements are based on the Company's current views and assumptions and the Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

    --  revenue and earnings expectations;

    --  general economic and business conditions;

    -- availability of qualified physical and occupational therapists;

    --  competition;

    --  federal and state regulations;

    -- reimbursement rates from third party payors and deductibles and co-pays by patients;

    --  availability, terms, and use of capital;

    --  acquisitions; and
    --  weather.

    Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our other periodic reports filed with the Securities and Exchange Commission for more information on these factors. Management undertakes no obligation to update any forward-looking statement, whether as the result of actual results, changes in assumptions, new information, future events, or otherwise.

    About U.S. Physical Therapy, Inc.

    Founded in 1990, U.S. Physical Therapy, Inc. operates 254 outpatient physical and occupational therapy clinics in 35 states and manages three physical therapy facilities for third parties. The Company's clinics provide post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries, rehabilitation of injured workers and preventative care. U.S. Physical Therapy has been named for three consecutive years in Forbes Magazine's Best 200 Small Companies List.
    More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.


             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED
                 STATEMENTS OF OPERATIONS (In thousands, except per share data)

                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------ ------------------
                                   2004      2003     2004      2003
                                 --------- -------- --------- --------
                                     (unaudited) (unaudited)

Net patient revenues              $29,914  $26,382   $57,629  $50,865
Management contract revenues          602      582     1,168    1,059
Other revenues                         50       39        86       85
                                 --------- -------- --------- --------
Net revenues                       30,566   27,003    58,883   52,009

Clinic operating costs:
   Salaries and related costs      14,498   13,019    29,117   25,293
   Rent, clinic supplies and
    other                           6,020    5,205    12,019   10,380
   Provision for doubtful
    accounts                          314      418       711      756
                                 --------- -------- --------- --------
                                   20,832   18,642    41,847   36,429

Corporate office costs              4,917    3,344     8,540    6,522
                                 --------- -------- --------- --------

Gain on sale of fixed assets          444        1       441       35
                                 --------- -------- --------- --------

Operating income                    5,261    5,018     8,937    9,093
Other income (expense)
   Interest expense                   (32)     (48)      (68)     (94)
   Minority interests in
    subsidiary limited
    partnerships                   (1,544)  (1,404)  ( 2,726) ( 2,549)
                                 --------- -------- --------- --------
                                   (1,576)  (1,452)   (2,794)  (2,643)

Income before income taxes          3,685    3,566     6,143    6,450
Provision for income taxes          1,406    1,353     2,332    2,450
                                 --------- -------- --------- --------

Net income                         $2,279   $2,213    $3,811   $4,000
                                 ========= ======== ========= ========

Basic earnings per common share
 (Note 1)                           $0.20    $0.20     $0.33    $0.37
                                 ========= ======== ========= ========
Diluted earnings per common
 share (Note 1)                     $0.19    $0.18     $0.31    $0.33
                                 ========= ======== ========= ========


             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED EARNINGS PER SHARE
                 (In thousands, except per share data)

Note 1: The following table sets forth the computation of basic and diluted earnings per share:

                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------ ------------------
                                   2004      2003     2004      2003
                                 --------  -------- --------  --------
                                    (unaudited) (unaudited)
Numerator:
  Net income                      $2,279    $2,213   $3,811    $4,000
                                 --------  -------- --------  --------
  Numerator for basic earnings
   per share                       2,279     2,213    3,811     4,000
  Effect of dilutive securities:
  Interest on convertible
   subordinated notes payable         22        31       45        61
                                 --------  -------- --------  --------
  Numerator for diluted earnings
   per share ---
  income available to common
   stockholders after
   assumed conversions            $2,301    $2,244   $3,856    $4,061
                                 ========  ======== ========  ========
Denominator:
  Denominator for basic earnings
   per share ---
  weighted-average shares         11,509    10,956   11,490    10,933
  Effect of dilutive securities:
  Stock options                      361       798      365       810
  Convertible subordinated notes
   payable                           495       700      509       700
                                 --------  -------- --------  --------
  Dilutive potential common
   shares                            856     1,498      874     1,510
                                 --------  -------- --------  --------
  Denominator for diluted
   earnings per share ---
  adjusted weighted-average
   shares and assumed
   conversions                    12,365    12,454   12,364    12,443
                                 ========  ======== ========  ========

  Basic earnings per common
   share                           $0.20     $0.20    $0.33     $0.37
                                 ========  ======== ========  ========
  Diluted earnings per common
   share                           $0.19     $0.18    $0.31     $0.33
                                 ========  ======== ========  ========


             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
          (In thousands, except share and per share amounts)

                                               June 30,   December 31,
                                                 2004         2003
                                             ------------ ------------
                                              (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                      $21,872      $16,822
  Patient accounts receivable, less
   allowance for doubtful accounts
   of $3,118 and $3,456, respectively             16,207       14,135
  Accounts receivable -- other                       346          266
  Other current assets                               974        1,802
                                             ------------ ------------
          Total current assets                    39,399       33,025
Fixed assets:
  Furniture and equipment                         21,747       20,598
  Leasehold improvements                          11,288       10,760
                                             ------------ ------------
                                                  33,035       31,358
  Less accumulated depreciation and
   amortization                                   20,957       19,550
                                             ------------ ------------
                                                  12,078       11,808
Goodwill, net of amortization of $335              5,859        5,685
Other assets, net of amortization of $432          2,052        1,955
                                             ------------ ------------
                                                 $59,388      $52,473
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade                         $539         $498
  Accrued expenses                                 4,903        2,549
  Notes payable                                       36           39
  Convertible subordinated notes payable               -        2,333
                                             ------------ ------------
          Total current liabilities                5,478        5,419
Notes payable -- long-term portion                   143           83
Other long-term liabilities                          451          346
                                             ------------ ------------
          Total liabilities                        6,072        5,848
Minority interests in subsidiary limited
 partnerships                                      3,499        3,278
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value, 500,000
   shares authorized, no shares issued
   and outstanding                                    --           --
  Common stock, $.01 par value, 20,000,000
   shares authorized, 12,988,787 and
   12,242,577 shares issued at
   June 30, 2004 and December 31, 2003,
   respectively                                      130          122
  Additional paid-in capital                      29,459       26,808
  Retained earnings                               32,750       28,939
 Treasury stock at cost, 947,100 shares held     (12,522)     (12,522)
                                             ------------ ------------
          Total shareholders' equity              49,817       43,347
                                             ------------ ------------
                                                 $59,388      $52,473
                                             ============ ============

Note 2: Certain prior period amounts have been reclassified for comparison purposes.


             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED
            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------ ------------------
                                   2004      2003     2004      2003
                                 --------- -------- -------- ---------
                                    (unaudited) (unaudited)
Operating activities
  Net income                       $2,279   $2,213   $3,811    $4,000
  Depreciation and amortization       969      881    1,874     1,722
  Gain on sale of fixed assets       (444)      (1)    (441)      (35)
  Minority interest in earnings     1,544    1,404    2,726     2,549
  Provision for doubtful
   accounts                           314      418      711       756
  Tax benefit from exercise of
   options                            153      354      176       525
  Deferred income taxes              (226)       -        -         -
  Changes in working capital        1,492     (616)     428      (328)
                                 --------- -------- -------- ---------
      Net cash provided by
       operating activities         6,081    4,653    9,285     9,189

Investing activities
  Purchase of fixed assets         (1,594)  (1,149)  (2,185)   (2,619)
  Purchase of intangibles            (174)       -     (174)        -
  Proceeds on sale of fixed
   assets                             479        -      482       129
                                 --------- -------- -------- ---------
     Net cash used in investing
      activities                   (1,289)  (1,149)  (1,877)   (2,490)

Financing activities
  Payment of notes payable             (3)      (1)      (3)       (2)
  Repurchase of common stock            -      (20)       -       (20)
  Proceeds from exercise of
   stock options                      147      385      150       587
  Distributions to minority
   investors                       (1,503)  (1,446)  (2,505)   (2,298)
  Other                                 -       20        -         -
                                 --------- -------- -------- ---------
     Net cash used in financing
      activities                   (1,359)  (1,062)  (2,358)   (1,733)

         Change in cash and cash
          equivalents              $3,433   $2,442   $5,050    $4,966
                                 ========= ======== ======== =========


             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
          (In thousands, except share and per share amounts)

                                           Three Months    Six Months
                                              Ended          Ended
                                          June 30, 2004  June 30, 2004
                                         -------------- --------------
                                           (unaudited) (unaudited)

Net Income                                      $2,279         $3,811
                                         -------------- --------------
Reconciling Items:
   CEO severance and recruiting fees              (717)          (717)
   Gain on sale of assets                          444            441
                                         -------------- --------------
                                                  (273)          (276)

Tax benefit from reconciling items, net            104            105
                                         -------------- --------------

Net expense from reconciling items                (169)          (171)
                                         -------------- --------------

Pro forma Net Income                            $2,448         $3,982

Diluted shares                              12,365,000     12,364,000
                                         ============== ==============


Diluted earnings per common share as
 reported                                        $0.19          $0.31
                                         ============== ==============

Net expense per share reconciling items          $0.01          $0.01
                                         -------------- --------------

Adjusted earnings per common share               $0.20          $0.32
                                         ============== ==============


    CONTACT: U.S. Physical Therapy, Inc.
             Larry McAfee or J. Livingston Kosberg, 713-297-7000 or
             Investor Relations:
             DRG&E
             Jack Lascar, 713-529-6600